Exhibit 99.1
OUVO, INC. Suite 325-3495 Cambie Street, Vancouver B.C. , V5Z 4R3
Symbol: OUVO	Ouvo Announces Name Change and Three for One Forward Split	June 12, 2007

Vancouver, BC - June 12, 2007 -  Ouvo, Inc. (OTCBB: OUVO) is pleased to announced that its corporate name has been officially changed from "Ouvo, Inc." to "Trustcash Holdings, Inc." and that a three for one forward split of its issued and outstanding common stock will become effective as of the opening of trading on June 13, 2007. The Company's common stock symbol on the OTCBB has changed from "OUVO" to "TCHH".  These changes were approved by the Company's stockholders at a special meeting of the stockholders held on May 15, 2007.

The Company's transfer agent, Signature Stock Transfer Incorporated (the "Transfer Agent"), will send stockholders of record a Letter of Transmittal to effect the exchange of existing stock certificates for new shares representing post-forward split adjusted shares and with the new corporate name.   Registered shareholders should follow the instructions set out in the letter of transmittal and send their pre-split common share certificates together with the letter of transmittal to the Transfer Agent  The Transfer Agent will then mail back new share certificates to which the registered shareholder is entitled in accordance with the instructions given in the letter of transmittal. If you are a beneficial holder of common shares of the Company (i.e. you hold your shares through a brokerage account), your broker will be responsible for distributing to you the appropriate number of post forward split common shares.

OUVO, INC.

Per:

/s/ Kent Carasquero

President, Chief Executive Officer and Director

For further information please contact:

Kent Carasquero, President
Telephone: 604-725-4160